UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CARDINAL HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 5, 2017

Cardinal Health, Inc.
(Exact Name of Registrant as Specified in Charter)

Ohio	1-11373	31-0958666
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7000 Cardinal Place, Dublin, Ohio 43017
(Address of Principal Executive Offices) (Zip Code)
(614) 757-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 6, 2017, Cardinal Health, Inc. (the “Company”) announced that, effective January 1, 2018, the Company’s Board of Directors (the “Board”) has elected Michael C. Kaufmann, 54, as Chief Executive Officer (“CEO”) of the Company. Mr. Kaufmann will succeed George S. Barrett, 62, Chairman and CEO of the Company, who will continue to serve as Executive Chairman of the Board through the 2018 Annual Meeting of Shareholders. At that time, Mr. Barrett will retire and Gregory B. Kenny, the Board’s independent Lead Director, will succeed Mr. Barrett as Chairman of the Board. The Board also increased the size of the Board to 12 members and elected Mr. Kaufmann to the Board, effective January 1, 2018. Finally, the Board elected Jorge M. Gomez, 50, as Chief Financial Officer (“CFO”) of the Company, effective January 1, 2018.
Mr. Kaufmann has served as CFO of the Company since November 2014. From August 2009 until November 2014, he served as CEO, Pharmaceutical segment. Mr. Gomez has served as Senior Vice President and CFO, Medical segment since June 2015. From February 2012 until June 2015, he was Senior Vice President and CFO, Pharmaceutical segment.
In connection with assuming the CEO role, the Human Resources and Compensation Committee of the Board (the “HRCC”) took the following actions with respect to Mr. Kaufmann’s compensation: (1) increased his base salary to $1,150,000; (2) set his target annual bonus at 150% of his salary; (3) set his target long-term incentive at $8,000,000; (4) granted him restricted share units (“RSUs”) effective on November 8, 2017 with a grant value of $3,000,000 that vest ratably over three years; and (5) authorized his personal use of corporate aircraft consistent with Mr. Barrett. In connection with assuming the CFO role, the HRCC took the following actions with respect to Mr. Gomez’s compensation: (1) increased his base salary to $550,000; (2) set his target annual bonus at 100% of his salary; (3) set his target long-term incentive at $1,750,000; and (4) granted him RSUs effective on November 8, 2017 with a grant value of $1,000,000 that vest ratably over three years. For more information regarding the Company’s annual bonus and equity award programs, see the Company’s Definitive Proxy Statement for the 2017 Annual Meeting of Shareholders filed with the Securities and Exchange Commission (“SEC”) on September 21, 2017 (the “2017 Proxy Statement”).
On November 5, 2017, the Company amended the employment agreement between the Company and Mr. Barrett. The employment agreement, dated as of September 4, 2012, is filed as Exhibit 10.1 to the Form 8-K filed with the SEC on September 6, 2012 and an amendment, dated August 5, 2015, is filed as Exhibit 10.1 to the Form 8-K filed with the SEC on August 6, 2015. The Company and Mr. Barrett entered into an agreement (the “Letter Agreement”), dated November 5, 2017, which is filed with this Form 8-K as Exhibit 10.1. Below is a summary of the material terms of the Letter Agreement, which is qualified by reference to the Letter Agreement.
As Executive Chairman, Mr. Barrett’s base salary and annual bonus opportunity will remain unchanged, and he will continue to have the benefits and perquisites that he currently has. In general, Mr. Barrett’s retirement will be treated as a “Termination on the Scheduled End Date” under Section 5(e) of the employment agreement, with no severance rights or benefits due, other than (a) the right to a pro-rated bonus for fiscal year 2019 and (b) medical and dental benefits for two years after retirement. He also will be eligible for retirement treatment under the Company’s incentive plans and related agreements as described in the 2017 Proxy Statement.
Item 7.01.     Regulation FD Disclosure.

The Company issued a news release on November 6, 2017 announcing the senior leadership changes, which is being furnished as Exhibit 99.1 to this Form 8-K.
Item 9.01.    Financial Statements and Exhibits.
(d)  Exhibits.

10.1	Letter Agreement, dated November 5, 2017, between Cardinal Health, Inc. and George S. Barrett
99.1	News release issued by Cardinal Health, Inc. on November 6, 2017 and furnished with this Form 8-K

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc. (Registrant)

Date: November 6, 2017	By:	/s/ Jessica L. Mayer
Name: Jessica L. Mayer
Title: Executive Vice President, Deputy General Counsel and Corporate Secretary

Exhibit 10.1

Cardinal Health 7000 Cardinal Place Dublin, OH 43017 614.757.5000 main cardinalhealth.com

November 5, 2017

George S. Barrett
c/o Cardinal Health
7000 Cardinal Place
Dublin, OH 43017

Re:    Transition and Retirement

Dear George:
This letter agreement (this “Letter Agreement”) sets forth the terms of your continuing employment with Cardinal Health, Inc. (the “Company”) in connection with your transition to Executive Chairman of the Board of Directors of the Company (the “Board”), effective on January 1, 2018 (the “Transition Date”). Prior to the Transition Date, the terms of your employment as Chairman and Chief Executive Officer will be governed by your employment agreement (the “Employment Agreement”), dated as of September 4, 2012, as amended on August 15, 2015. This Letter Agreement modifies your Employment Agreement as set forth below, with capitalized terms not defined herein having the meanings ascribed to them in your Employment Agreement:

1.
Position. On the Transition Date, your service as the Company’s Chief Executive Officer will cease and you will continue as an employee of the Company, initially holding the position of Executive Chairman of the Board, with such duties and responsibilities as assigned by the Board from time to time. You agree that the changes to the terms of your compensation and employment contemplated in this Letter Agreement do not constitute Good Reason under your Employment Agreement. Except as provided in Section 4(c) of this Letter Agreement, following the Transition Date, you may not terminate employment for Good Reason pursuant to Section 4(c)(i) or (ii) (as it relates to equity compensation) of your Employment Agreement.

2.
Term. Subject to the earlier termination of your employment pursuant to Section 4(b), (c) or (d) of this Letter Agreement, you will continue to serve as an employee of the Company until the Company’s Annual Meeting of Shareholders in 2018 (the “Retirement Date”), following which you will cease to be an executive, director or employee of the Company and its subsidiaries.

3.
Compensation. For so long as you remain an employee of the Company, (a) your base salary ($1,360,000) and bonus opportunity (target of 150% of base salary) as in effect on the date hereof will remain unchanged (the “Compensation”), (b) you will continue to be eligible to participate in the Company’s health and welfare plans and (c) you may continue to utilize the Company aircraft consistent with your use as Chief Executive Officer.

4.	Severance Rights and Other Benefits.

a.
Except as provided below in clauses (b), (c) and (d) below, your termination of employment on the Retirement Date will be treated as a “Termination on the Scheduled End Date” under Section 5(e) of your Employment Agreement, with no severance rights or benefits due; provided that, you will be entitled to (i) medical and dental benefits for two years after the Retirement Date on the terms specified in Section 5(a)(v) of your Employment Agreement (the “Medical Benefits”), and (ii) a pro-rated annual bonus as specified in Section 5(e) of your Employment Agreement (the “Pro-Rata Bonus”).

b.
If you voluntarily terminate your employment without Good Reason or if your employment is terminated for Cause prior to the Retirement Date, you will not be entitled to any further health and welfare benefits or Compensation, the Medical Benefits, the Pro-Rata Bonus or any other severance rights or benefits, except to the extent that you may be eligible for retirement treatment under the Company’s incentive plans.

c.
If your employment is terminated for any reason without Cause prior to the Retirement Date, you will be entitled to all of the rights and benefits set forth in Section 5(a) of your Employment Agreement, in lieu of any other severance rights, including the Compensation, the Medical Benefits and the Pro-Rata Bonus.

d.
If your service as Executive Chairman of the Board and as an employee is terminated by the Company without Cause or by you for Good Reason (i) following a Change in Control (as defined in the Amended Cardinal Health, Inc. 2011 Long-Term Incentive Plan) and (ii) prior to the Annual Meeting of Shareholders in 2018, you will be entitled to all of the rights and benefits set forth in Section 5(a) of your Employment Agreement, in lieu of any other severance rights, including the Compensation, the Medical Benefits and the Pro-Rata Bonus.

5.
Treatment of Outstanding Equity Awards. Unvested equity awards will continue to vest in accordance with their terms so long as you remain employed with the Company. When you become retirement eligible on or after January 28, 2018 (the “Milestone Date”), the terms of your equity awards will be governed by your agreements with the Company and the related Company incentive plans.

6.
Miscellaneous. Except as modified herein, your Employment Agreement remains in full force and effect in accordance with its terms, including, but not limited to, the restrictive covenants. Section 9 and 10 of your Employment Agreement shall apply to this letter agreement, mutatis mutandis, and are incorporated by reference as if fully set forth herein.

Please confirm your agreement by signing and returning a copy of this letter to Pam Kimmet, Chief Human Resources Officer of the Company, at the Company’s executive offices.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Sincerely,
CARDINAL HEALTH, INC

By:	/s/ David P. King
Name:	David P. King
Title:	Chairman of the Human Resources and Compensation Committee of the Board of Directors

Accepted and agreed as of the date set forth above:

/s/ George S. Barrett
George S. Barrett

Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Ellen Barry	Investors:	Lisa Capodici
	(614) 553-3858		(614) 757-5035
	ellen.barry@cardinalhealth.com		lisa.capodici@cardinalhealth.com

CARDINAL HEALTH OUTLINES LEADERSHIP SUCCESSION PLAN

-- Mike Kaufmann Named Chief Executive Officer, Effective January 1, 2018 --

-- George Barrett Continues as Executive Chairman of the Board through
November 2018 Annual Meeting of Shareholders -

-- Jorge Gomez, CFO of Cardinal Health’s Medical Segment, to
Succeed Kaufmann as Chief Financial Officer --

DUBLIN, Ohio, Nov. 6, 2017 - Cardinal Health (NYSE: CAH) announced today that it has named Mike Kaufmann, 54, its current chief financial officer, to serve as the company's next chief executive officer and join the board of directors, effective Jan. 1, 2018. Kaufmann will succeed George Barrett, 62, Cardinal Health's chairman and chief executive officer since 2009, who will continue to serve as executive chairman of the board of directors through the annual meeting of shareholders in November 2018. At that time, Gregory Kenny, Cardinal Health’s lead independent director, will assume the role of non-executive chairman.

Kaufmann is a 27-year veteran of Cardinal Health with responsibility for all of the company’s financial activities in addition to overseeing Global Sourcing for both the Pharmaceutical and Medical segments. As a member of Cardinal Health’s senior executive team, Kaufmann has played an important role in developing and executing the company’s strategy. He has also been instrumental in key strategic initiatives, including the company’s joint venture with CVS Health, Red Oak Sourcing, where he serves on the board of directors, and the creation of Fuse, Cardinal Health’s technology innovation center. He previously held senior commercial and operational leadership positions across the Pharmaceutical and Medical businesses.

Lead Director Kenny said, “A critical responsibility of our board of directors is thoughtful succession planning. We have worked closely with George throughout his tenure on this important process and, under his stewardship, Cardinal Health has developed a strong leadership bench. In appointing Mike as our next CEO, the board has chosen a proven executive with demonstrated leadership skills and deep operational experience. Mike has broad knowledge across key areas of Cardinal Health’s operations and excellent relationships with our customers, our business partners, and the financial community. We are confident that he has the talents and abilities to lead Cardinal Health through our next stage of growth, and we expect a very smooth transition of leadership.”

Kenny continued, “In determining the board’s governance structure announced today, we have taken into account a wide range of factors, including the current practices of other organizations, as well as the views of our shareholders. The board will continue to evaluate this structure on a regular basis in service to its shareholders and other key stakeholders.”

Barrett commented, “As I approach a decade with Cardinal Health, it feels very natural to hand the baton to Mike, who has been a close and trusted partner to me and an integral part of driving our strategy. Mike brings tremendous knowledge of our business, a passion for excellence, and a commitment to the values and mission of our organization, and he has the respect of our entire organization. The steps we’ve taken to expand our reach and enhance our critical role within the healthcare industry, including our recent acquisition of Medtronic’s Patient Recovery business, position Cardinal Health well for the future. Mike is a superb leader and operator, well-prepared to take the reins and guide us forward to leverage the full potential of Cardinal Health.”

Kaufmann said, “I am honored to be selected as Cardinal Health’s next chief executive. George and I have worked side by side for years, and I look forward to continuing our partnership over the next year in ensuring a successful transition. George has built a powerful legacy and strategy that I am proud to have helped craft. I look forward to working with him and our incredibly talented and dedicated team to build on the strong foundation we have in place and further enhance the value we provide to all of our stakeholders, while never losing sight of our ultimate goal of supporting our partners in the critical work they do serving patients and their families.”

Kenny continued, “We want to express our great appreciation for George’s leadership and are pleased that we will continue to benefit from his contributions as Chairman. Through his vision and many achievements, George has led the transformation of Cardinal Health into the leader it is today. Cardinal Health has built an outstanding portfolio of market-leading businesses across the healthcare continuum, positioning the company for continued growth, while establishing a culture committed to patient welfare and the highest ethical standards.”

Barrett added, “It has been a great privilege to lead this exceptional organization. I look forward to working with Mike and helping in any way which furthers Cardinal Health’s success, as well as having the opportunity to devote more of my time to addressing critical issues for our company, our industry, and our communities. I have been fortunate to work with a talented and experienced board, a world-class leadership team, and our 50,000 colleagues around the world whose unwavering dedication inspires me and truly sets Cardinal Health apart in our industry. As a company, we look forward to continuing to have a strong and active voice during this extraordinary time in healthcare.”

Additionally, as part of the succession plan, Jorge Gomez, 50, will succeed Mike Kaufmann as Cardinal Health’s chief financial officer. Gomez currently serves as senior vice president and chief financial officer of Cardinal Health’s Medical segment and previously served as chief financial officer of Cardinal Health’s Pharmaceutical segment, as well as in roles as both the company’s treasurer and controller. Prior to joining Cardinal Health 12 years ago, Gomez spent close to 10 years with General Motors, where he served in a variety of financial roles.

Kaufmann commented, “I have worked with Jorge closely for many years and trust and respect him deeply. I’m thrilled that the board has endorsed this important promotion, and I look forward to continuing to work with him to achieve Cardinal Health’s strategic and business objectives in the years ahead. He has proven himself in the most senior finance roles in our two core businesses, and his extensive financial experience and familiarity with our business will make him an invaluable partner for me as Cardinal Health’s next CFO.”

Biographies

About Mike Kaufmann
Mike Kaufmann joined Cardinal Health in 1990 and has served as chief financial officer of the company since 2014. During that time, he has overseen all of the financial activities for the company including external reporting, investor relations, tax strategy/planning, and capital deployment as well as Global Sourcing for both the Pharmaceutical and Medical segments.

During his 27 years at Cardinal Health, Kaufmann has served in a wide range of leadership positions across operations, sales and finance roles touching all areas of Cardinal Health. Kaufmann was instrumental in orchestrating key activities such as the joint venture with CVS Health that formed Red Oak Sourcing and the creation of Fuse, the Cardinal Health technology innovation center.

Kaufmann serves as executive sponsor of the Cardinal Health Women’s Initiative Network, an employee resource group with the goal to foster a culture of partnerships that makes Cardinal Health a suitable place for women to work and grow their careers. His support of women leaders in healthcare led to the Healthcare Businesswomen’s Association naming Kaufmann as its 2012 “Honorable Mentor” and the Institute for Women’s Leadership awarding him the 2014 “Guys Who Get it Award.”

He currently serves as a member of the board of directors for MSC Industrial Supply and on the executive board of Red Oak Sourcing. Kaufmann is a past member of the executive committee of both the Healthcare Distribution Management Association and the National Association of Chain Drug Stores. He also serves as a trustee at Ohio Northern University and is an active member of the community.

Prior to Cardinal Health, Kaufmann had a successful career in audit and consulting with Arthur Andersen, one of the nation’s largest public accounting firms. He earned a bachelor’s degree in business administration from Ohio Northern University in Ada, Ohio.

About George Barrett
George S. Barrett has been chairman and CEO of Cardinal Health since 2009. He joined the company in 2008 as vice chairman.

From 2005 to 2007, Barrett served as president and CEO of North America for Teva Pharmaceutical Industries. During 2007, he also served as corporate executive vice president for Global Pharmaceutical Markets. He held the position of president of Teva USA from 1999 to 2004. Prior to joining Teva, Barrett held various positions with Alpharma Inc., serving as president of US Pharmaceuticals from 1994 to 1997, and president of NMC Laboratories, prior to its acquisition by Alpharma in 1990.

Barrett is very involved in both local and national civic, policy and arts organizations, serving on the board of directors of the Federal Reserve Bank of Cleveland, Nationwide Children’s Hospital and the board of trustees of the Corporation of Brown University. He serves as chairman of the Healthcare Leadership Council and vice chair of the board of trustees of The Conference Board. He is also a member of the Business

Roundtable, The Business Council and The Columbus Partnership. Barrett also serves on the board of directors of the Rock and Roll Hall of Fame.

Barrett earned his bachelor’s degree from Brown University and a Master of Business Administration from New York University. He also holds an Honorary Doctor of Humane Letters degree from Long Island University’s Arnold & Marie Schwartz College of Pharmacy and Health Sciences, and an Honorary Degree of Fine Arts from the Columbus College of Art and Design.

Under George’s leadership, Cardinal Health was recognized by Institutional Investor for its work on behalf of shareholders; as one of Fortune’s Most Admired Companies; as one of the 150 Great Places to Work in Healthcare by Becker’s Hospital Review; as one of the Best Companies for Leaders by Chief Executive magazine; by the Human Rights Campaign as one of the Best Places to Work for LGBT Equality; as one of Working Mother’s Best Places to Work; and as a National Association for Female Executives’ Top 60 Company for Executive Women. In 2017, George Barrett accepted the award on behalf of Cardinal Health as one of 10 national companies cited by Business Communities for the Arts for the company’s exceptional commitment to the arts.

About Gregory Kenny
Gregory B. Kenny has served on the board of directors of Cardinal Health since 2007 and was named lead director in November 2014. He has almost 50 years of public company board experience.

From 2001 to 2015, Kenny served as president and chief executive officer of General Cable Corp., a global leader in the development, design, manufacture, and distribution of aluminum, copper, and fiber-optic electrical and communications wire and cable products and systems, with 38 manufacturing facilities and more than 13,000 associates.

In addition to serving on the Cardinal Health board, Kenny also serves as lead independent director of the board of directors of Ingredion Inc. (formerly Corn Products International, Inc.), an agricultural refining and ingredient company, and as a director of AK Steel Holding Corporation, an integrated steel producer.

Prior to joining General Cable, Kenny had a diverse career in government and industry. In 1975, Kenny entered the U.S. Department of State as a Foreign Service Officer. His diplomatic career focused on international economics and trade and included tours in Washington, D.C. and South America. In 1982, he entered the private sector, joining the Penn Central Corp., where he held a number of operating and business development roles.

Kenny holds a Bachelor of Science degree in business administration from Georgetown University, a Master of Business Administration from The George Washington University and a Master of Public Administration from Harvard University.

Public service activities have included serving on the executive committee of the board of directors of United Way of Cincinnati, Cincinnati Museum Center, Big Brothers Big Sisters, and the Federal Reserve Bank of Cleveland, Cincinnati Branch.

About Jorge Gomez
Jorge Gomez joined Cardinal Health in 2006 and currently serves as chief financial officer and senior vice president of the Medical segment of the company, a position he has held for two and a half years.

Prior to that role, Gomez served as chief financial officer and senior vice president for the Pharmaceutical segment of the company for three years, during which time he oversaw all financial operations for the Pharmaceutical Distribution, Nuclear and Specialty Solutions businesses. Gomez began his career at Cardinal Health as assistant treasurer and has held subsequent roles as corporate treasurer, corporate controller and has led Corporate Development for the company.

A truly global executive, Gomez spent seven years working for General Motors in managerial and executive positions including as treasurer for GM Brazil; director of GM’s European Regional Treasury Center in Brussels, Belgium; Manager of Business Development in Singapore for GM Asia Pacific; and in Business Development and Treasury in New York City.

Gomez holds a bachelor’s degree in engineering from the National University of Colombia and an MBA from the University of Hartford in Connecticut. Gomez has served on the Boards of the Cardinal Health Foundation, Mount Carmel Health System and the Dublin Food Pantry.

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss its first-quarter financial results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required. A webcast replay will be available at ir.cardinalhealth.com until Nov. 5, 2018.

About Cardinal Health
Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company provides clinically proven medical products and pharmaceuticals and cost-effective solutions that enhance supply chain efficiency from hospital to home. Cardinal Health connects patients, providers, payers, pharmacists and manufacturers for integrated care coordination and better patient management. Because Cardinal Health helps ensure pharmacists and the consumers they serve have access to medications they need while working to help prevent prescription drug diversion, the company and its education partners created Generation Rx, a national program to help prevent the misuse of prescription medications. Backed by nearly 100 years of experience, with approximately 50,000 employees in nearly 60 countries, Cardinal Health ranks #15 on the Fortune 500. For more information, visit cardinalhealth.com, follow @CardinalHealth on Twitter and connect on LinkedIn at linkedin.com/ company/cardinal-health.